Exhibit 3.1

CERTIFICATE OF MERGER

Merging

DOLLAR MERGER SUB, INC.

(a Delaware Corporation)

with and into

NCINO, INC.

(a Delaware Corporation)

Pursuant to Section 251 of the General Corporation Law of the State of Delaware (the “DGCL”), nCino, Inc., a Delaware corporation (the “Corporation”), hereby certifies the following information relating to the merger (the “Merger”) of Dollar Merger Sub, Inc. a Delaware corporation, with and into the Corporation:

FIRST: The names and state of incorporation of each of the corporations constituent to the Merger are as follows:

Name	Jurisdiction
Dollar Merger Sub, Inc.	Delaware
nCino, Inc.	Delaware

SECOND: An agreement and plan of merger was entered into by the constituent corporations and has been approved, adopted, certified, executed, and acknowledged by each of the constituent corporations in accordance with Section 251(c) and Section 251(g) of the DGCL.

THIRD: The surviving corporation of the Merger is nCino, Inc., and the surviving corporation’s name shall be nCino OpCo, Inc.

FOURTH: Upon the effectiveness of the Merger, the Certificate of Incorporation of the Corporation, shall be amended and restated in its entirety as set forth on Exhibit A hereto and as so amended and restated, shall continue as the Amended and Restated Certificate of Incorporation of the surviving corporation until further amended in accordance with the provisions of the DGCL.

FIFTH: The executed agreement and plan of merger is on file at the principal place of business of the surviving corporation, at c/o nCino, Inc., 6770 Parker Farm Drive, Wilmington, North Carolina, 28405 and will be furnished by the surviving corporation, on request and without cost, to any stockholder of either constituent corporation.

SIXTH: The Merger shall become effective at 4:01 p.m. Eastern Time on January 7, 2022.

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IN WITNESS WHEREOF, the undersigned has caused this Certificate of Merger to be executed by its duly authorized officer on this 7th day of January, 2022.

NCINO, INC.

By:	/s/ April Rieger
Name:	April Rieger
Title:	Executive Vice President, General Counsel and Secretary

[Signature Page to Certificate of Merger]

EXHIBIT A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

[Attached]

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

NCINO OPCO, INC.

FIRST: The name of the corporation (which is hereinafter referred to as the “Corporation”) is nCino OpCo, Inc.

SECOND: The address of the Company’s registered office in the State of Delaware is 3500 S. DuPont Highway, Dover, Delaware 19901, Kent County. The name of its registered agent at such address is Incorporating Services, Ltd.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is 100 shares of common stock with a par value of $0.01 per share.

FIFTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the Bylaws of the Corporation, subject to any specific limitation on such power contained in any Bylaws adopted by the stockholders. Elections of directors need not be by written ballot unless the Bylaws of the Corporation so provide.

SIXTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of Delaware, as so amended. Any repeal or modification of this Article Sixth by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

SEVENTH: Each person who is or was a director or officer of the Corporation, and each person who serves or served at the request of the Corporation as a director or officer of another enterprise, shall be indemnified by the Corporation in accordance with, and to the fullest extent authorized by, the General Corporation Law of Delaware as it may be in effect from time to time.

EIGHTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this reservation.

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